Exhibit 99

[BASSETT LOGO]

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

For Immediate Release	Jay S. Moore, Dir. of Communications
(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Fourth Quarter and Fiscal 2003 Results

(Bassett, Va.) – January 9, 2004 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today the results for its fourth quarter and fiscal year ended November 29, 2003.

The Company reported net income for the quarter of $3.2 million or $.28 per diluted share compared to $1.7 million or $.14 per diluted share in the fourth quarter of 2002. The improvement in earnings compared to the first three quarters of 2003 resulted from a combination of increased sales (due to opening more Bassett Furniture Direct (BFD) stores), productivity gains in both wood and upholstery operations, and the success of inventory reduction programs late in the year. Manufactured inventory levels were reduced by $4 million in the fourth quarter and $10 million for the year, which in turn lowered related reserves resulting in approximately $1 million of additional gross profit in the fourth quarter.

Fourth quarter gross profit and selling, general and administrative expenses were impacted by the consolidation of LRG Furniture, LLC (LRG), which is discussed in detail below. Gross margin for the quarter improved by nearly 6 percentage points compared with the fourth quarter of 2002. Approximately 60 percent of this improvement was due to the consolidation of LRG retail margins and nearly 40 percent, or 2.2 percentage points, resulted from the manufacturing productivity improvements and successful inventory reduction efforts noted above. The $4.1 million increase in selling, general, and administrative expenses during the quarter was due entirely to the consolidation of LRG’s selling expenses into the Bassett results. Other income was higher for both the fourth quarter and the year due primarily to better results from the Company’s investment portfolio in 2003.

Sales for the fourth quarter of 2003 were $82.9 million, up 4 percent from the fourth quarter of 2002. This increase reflects the consolidation of LRG’s retail sales. Sales for fiscal year 2003 were $316.9 million compared with $323.5 million for 2002. This decline was primarily attributable to a $17 million sales decrease with JCPenney, partially offset by the consolidation of LRG’s retail sales. Overall economic conditions and an extra week (53 weeks vs. 52 weeks) in fiscal 2002 also contributed to the 2003 sales decrease.

The Company reported a net loss of $.5 million or ($.04) per diluted share for the fiscal year 2003 after recognizing the cumulative effect of an accounting change discussed in detail below. The net loss in fiscal

2003 also included a previously announced $3.2 million charge related to closing its Dublin, Ga., facility in the first quarter. Fiscal 2003 net income (before the $4.9 million cumulative effect of an accounting change) was $4.4 million or $.38 per diluted share compared to $6.7 million of net income in fiscal 2002 or $.57 per diluted share.

“Although we are not pleased with our overall earnings results for 2003, we are encouraged with the progress we demonstrated in the fourth quarter, the cash flow that we generated during the year, and the backlog of prospects we developed in 2003 who will open new Bassett Furniture Direct stores in 2004,” said Robert H. Spilman Jr., president and chief executive officer. “We expect 2004 to be a record year for opening BFD’s and remain committed to our goal of 150 BFD stores by the end of 2005.”

As previously announced by the Company, Bassett has adopted FASB Interpretation No. 46 “Consolidation of Variable Interest Entities,” (FIN 46) for LRG. FIN 46 addresses the consolidation of entities known as variable interest entities by a primary beneficiary of the entity. FIN 46 consolidation criteria are based on an analysis of both contributed capital and projected risks and rewards, not control, and represents a significant and complex modification of previous accounting principles. LRG had previously been accounted for using the equity method. As a result of the most recent revisions to FIN 46, issued in late December by the Financial Accounting Standards Board, the Company consolidated LRG as of the beginning of fiscal year 2003 and not at the beginning of the fourth quarter as was earlier announced. Adopting FIN 46 for LRG as of the beginning of year provides better and more complete financial reporting for 2003, and improved comparability for future periods. The adoption of FIN 46 resulted in a non-cash cumulative effect charge of $4.9 million (net of tax) or ($.42) per diluted share in the first quarter of 2003. Attached are schedules which present the first three quarters of fiscal 2003 adjusted for the consolidation of LRG pursuant to the adoption of FIN 46 as of the beginning of fiscal 2003 with reported fourth quarter and 2003 results, and compare the previously filed results with the adjusted results for each of the first three quarters.

The Company’s November 29, 2003 balance sheet, with no debt and a sizeable investment portfolio, remains strong and continues to bolster its retail growth strategy. The Company generated $22.6 million of cash from operating activities, nearly double the amount generated in fiscal 2002, due primarily to inventory reduction programs which were successfully executed in 2003. The Company used this cash and net proceeds from certain of its investments to repay $3.0 million of debt, fund $6.2 million of capital spending, fund $9.3 million of dividends, and increase its cash balance by nearly $14 million.

The Bassett Furniture Direct® retail store program continues to grow with 100 BFD stores currently in operation. Licensees opened 19 stores in 2003 and the Company expects licensees to open 20 to 25 new stores in fiscal 2004, spread evenly over the year. Sales to BFD stores were 53 percent of wholesale sales in 2003 and are planned to approximate 63 percent of total Bassett wholesale sales in 2004.

The Company’s primary focus continues to be expanding and improving its BFD store program. “We will intensify our efforts in these areas in 2004 while we take the necessary actions to continue to deliver value to our retail customers and further improve our operating earnings,” said Mr. Spilman. Towards this effort, the Company is further consolidating upholstery production from a smaller facility in Hiddenite, N.C., to its primary upholstery facility in Newton, N.C. The Company expects to incur a restructuring charge in the range of $.6 million to $1 million in the first quarter of 2004 related to these and related actions. After this consolidation is complete, the Company will have reduced the number of its manufacturing facilities from 13 in early 2001 to seven in early 2004, significantly lowering its overall fixed cost structure.

“December order and shipment levels have been soft and business conditions for our Company and our industry remain challenging,” added Mr. Spilman. “We are cautiously optimistic as we enter the new year, hard at work on new products which we will introduce in April and on our plans to strengthen our presence on the West Coast, including new stores in 2004, and a new distribution center and a small upholstery operation in 2005 to support this growth.”

Other opportunities and issues that will confront the Company in the first half of 2004 include realizing the proceeds of the sale of its former California manufacturing facility and completing the complex analysis of FIN 46 for its other equity investees. The Company has not determined whether any other affiliated entities will need to be consolidated based on this interpretation.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on March 1, 2004, to shareholders of record on February 13, 2004, and fixed January 14, 2004 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting of stockholders to be held on February 24, 2004.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 100 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the fiscal year 2003, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: the economic, competitive, governmental, technological and other factors identified in Bassett’s filings with the Securities and Exchange Commission.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income – Unaudited

(Stated in thousands of dollars except for per share data)

	13 Weeks Ended November 29, 2003		13 Weeks Ended November 30, 2002
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$82,944	100.0%	$79,428	100.0%
Cost of sales	60,535	73.0%	62,695	78.9%

Gross profit	22,409	27.0%	16,733	21.1%
Selling, general and administrative	20,025	24.1%	15,967	20.1%

Income from operations	2,384	2.9%	766	1.0%
Other income, net	1,367	1.6%	1,037	1.3%

Income before income taxes	3,751	4.5%	1,803	2.3%
Income taxes	(546)	-0.7%	(136)	-0.2%

Net income	$3,205	3.9%	$1,667	2.1%

Basic earnings per share:	$0.28		$0.14

Diluted earnings per share:	$0.28		$0.14

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Stated in thousands of dollars except for per share data)

	52 Weeks Ended November 29, 2003		53 Weeks Ended November 30, 2002
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$316,857	100.0%	$323,487	100.0%
Cost of sales	234,861	74.1%	254,993	78.8%

Gross profit	81,996	25.9%	68,494	21.2%

Selling, general and administrative	80,026	25.3%	60,987	18.9%
Restructuring and impaired asset charges	3,200	1.0%	1,251	0.4%

	83,226	26.3%	62,238	19.2%

Income (loss) from operations	(1,230)	-0.4%	6,256	1.9%
Other income, net	6,097	1.9%	2,854	0.9%

Income before income taxes and cumulative effect of accounting change	4,867	1.5%	9,110	2.8%
Income taxes	(462)	-0.1%	(2,369)	-0.7%

Income before cumulative effect of accounting change	4,405	1.4%	6,741	2.1%

Cumulative effect of accounting change, net of income tax	(4,875)	-1.5%	—	0.0%

Net income (loss)	$(470)	-0.1%	$6,741	2.1%

Basic earnings (loss) per share:
Income before cumulative effect of accounting change	$0.38		$0.58
Cumulative effect of accounting change	(0.42)		—

Net income (loss) per share	$(0.04)		$0.58

Diluted earnings (loss) per share:
Income before cumulative effect of accounting change	0.38		0.57
Cumulative effect of accounting change	(0.42)		—

Net income (loss) per share	$(0.04)		$0.57

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Stated in thousands of dollars except for per share data)

Assets	November 29, 2003	November 30, 2002
Current assets
Cash and cash equivalents	$15,181	$1,371
Accounts receivable, net	39,230	44,806
Inventories	36,454	43,449
Refundable income taxes	—	2,924
Deferred income taxes	5,307	3,600
Other current assets	4,525	6,816

Total current assets	100,697	102,966

Property and equipment, net	50,681	59,365

Investments	65,151	63,248
Retail real estate, net	32,930	31,177
Notes receivable, net	15,399	18,761
Other, net	15,522	15,363

	129,002	128,549

Total assets	$280,380	$290,880

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,127	$17,738
Accrued liabilities	22,341	16,406

Total current liabilities	37,468	34,144

Long-term liabilities
Employee benefits	9,824	10,152
Long-term debt	—	3,000
Distributions in excess of affiliate earnings	13,070	13,941

	22,894	27,093

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding—11,599,936 in 2003 and 11,660,587 in 2002	58,000	58,303
Retained earnings	159,487	169,789
Accumulated other comprehensive income—unrealized holding gains, net of income tax	2,531	1,551

Total stockholders’ equity	220,018	229,643

Total liabilities and stockholders’ equity	$280,380	$290,880

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Stated in thousands of dollars)

	52 Weeks Ended November 29, 2003	53 Weeks Ended November 30, 2002
Operating Activities
Net income (loss)	$(470)	$6,741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,521	10,804
Equity in undistributed income of investments	(11,234)	(6,231)
Provision for write-down of property and equipment	1,530	—
Cumulative effect of accounting change, net of tax	4,875	—
Provision for losses on trade accounts receivable	604	237
Provision for corporate owned life insurance	—	705
Net gain from sales of investment securities	(289)	(707)
Net gain from sales of property and equipment	(60)	—
Compensation earned under restricted stock plan	—	222
Deferred income taxes	(1,154)	2,215
Changes in employee benefit liabilities	(328)	(444)
Changes in operating assets and liabilities, exclusive of assets and liabilities impacted by consolidation of LRG
Trade accounts receivable	307	5,874
Inventories	11,144	(7,695)
Refundable income taxes	2,924	1,757
Other current assets	3,563	3,835
Accounts payable and accrued liabilities	628	(5,437)

Net cash provided by operating activities	22,561	11,876

Investing Activities
Purchases of property and equipment	(6,215)	(9,659)
Proceeds from sales of property and equipment	729	—
Proceeds from sales of investments	26,776	4,406
Purchases of investments	(21,776)	—
Dividends from an affiliate	5,154	5,623
Investments in unconsolidated affiliated companies	(90)	(2,419)
Other, net	589	2,164

Net cash provided by investing activities	5,167	115

Financing Activities
Repayments under revolving credit arrangement, net	(3,000)	(3,000)
Repayment of note payable to bank	(784)	(1,189)
Repayment of real estate borrowing	—	(1,482)
Issuance of common stock, net	320	315
Repurchases of common stock	(1,193)	(1,253)
Cash dividends	(9,261)	(9,358)

Net cash used in financing activities	(13,918)	(15,967)

Net change in cash and cash equivalents	13,810	(3,976)

Cash and cash equivalents, beginning of year	1,371	5,347

Cash and cash equivalents, end of year	$15,181	$1,371

Attachment A

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income – Unaudited

ADJUSTED FOR CONSOLIDATION OF LRG PURSUANT TO THE ADOPTION OF FIN 46

(Stated in thousands of dollars except for per share data)

	Fiscal 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2003
Net sales	$77,614	$76,866	$79,433	$82,944	$316,857

Cost of sales	57,410	57,318	59,598	60,535	234,861

Gross profit	20,204	19,548	19,835	22,409	81,996

Selling, general and administrative	20,298	19,990	19,713	20,025	80,026
Restructuring and impaired fixed asset charges	3,200	—	—	—	3,200

Income (loss) from operations	(3,294)	(442)	122	2,384	(1,230)

Other income, net	1,142	1,821	1,767	1,367	6,097

Income before income taxes and cumulative effect of accounting change	(2,152)	1,379	1,889	3,751	4,867
Income taxes	602	(186)	(332)	(546)	(462)

Income before cumulative effect of accounting change	(1,550)	1,193	1,557	3,205	4,405

Cumulative effect of accounting change, net of income tax	(4,875)	—	—	—	(4,875)

Net income (loss)	$(6,425)	$1,193	$1,557	$3,205	$(470)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of accounting change	$(0.13)	$0.10	$0.13	$0.28	$0.38
Cumulative effect of accounting change	(0.42)	—	—	—	(0.42)

Net income (loss) per share	$(0.55)	$0.10	$0.13	$0.28	$(0.04)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of accounting change	$(0.13)	$0.10	$0.13	$0.28	$0.38
Cumulative effect of accounting change	(0.42)	—	—	—	(0.42)

Net income (loss) per share	$(0.55)	$0.10	$0.13	$0.28	$(0.04)

Attachment B

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income – Unaudited

ADJUSTED FOR CONSOLIDATION OF LRG PURSUANT TO THE ADOPTION OF FIN 46

(Stated in thousands of dollars except for per share data)

	Fiscal 2003
	First Qtr. As filed	First Qtr. Adjusted	Difference
Net sales	$73,282	$77,614	$4,332

Cost of sales	57,444	57,410	(34)

Gross profit	15,838	20,204	4,366

Selling, general and administrative	15,311	20,298	4,987
Restructuring and impaired fixed asset charges	3,200	3,200	—

Income (loss) from operations	(2,673)	(3,294)	(621)

Other income, net	826	1,142	316

Income before income taxes and cumulative effect of accounting change	(1,847)	(2,152)	(305	)(a)
Income tax benefit	517	602	85

Income before cumulative effect of accounting change	(1,330)	(1,550)	(220)

Cumulative effect of accounting change, net of income tax	—	(4,875)	(4,875)

Net income (loss)	$(1,330)	$(6,425)	$(5,095)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of accounting change	$(0.11)	$(0.13)	$(0.02)
Cumulative effect of accounting change	—	(0.42)	(0.42)

Net income (loss) per share	$(0.11)	$(0.55)	$(0.44)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of accounting change	$(0.11)	$(0.13)	$(0.02)
Cumulative effect of accounting change	—	(0.42)	(0.42)

Net income (loss) per share	$(0.11)	$(0.55)	$(0.44)

(a)	The $305 is the minority portion of LRG’s first quarter losses which were not reflected in Bassett’s first quarter results. As filed, LRG was being accounted for using the equity method. Beginning in the second quarter of 2003, all of LRG’s losses were recorded by Bassett.

Attachment C

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income – Unaudited

ADJUSTED FOR CONSOLIDATION OF LRG PURSUANT TO THE ADOPTION OF FIN 46

(Stated in thousands of dollars except for per share data)

	Fiscal 2003
	Second Qtr. As filed	Second Qtr. Adjusted	Difference
Net sales	$71,529	$76,866	$5,337
Cost of sales	56,398	57,318	920

Gross profit	15,131	19,548	4,417

Selling, general and administrative	15,409	19,990	4,581
Restructuring and impaired fixed asset charges	—	—	—

Income (loss) from operations	(278)	(442)	(164)

Other income, net	1,657	1,821	164

Income before income taxes and cumulative effect of accounting change	1,379	1,379	—
Income taxes	(186)	(186)	—

Income before cumulative effect of accounting change	1,193	1,193	—

Cumulative effect of accounting change, net of income tax	—	—	—

Net income	$1,193	$1,193	$—

Basic earnings per share:
Income before cumulative effect of accounting change	$0.10	$0.10	$—
Cumulative effect of accounting change	—	—	—

Net income per share	$0.10	$0.10	$—

Diluted earnings per share:
Income before cumulative effect of accounting change	$0.10	$0.10	$—
Cumulative effect of accounting change	—	—	—

Net income per share	$0.10	$0.10	$—

Attachment D

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income – Unaudited

ADJUSTED FOR CONSOLIDATION OF LRG PURSUANT TO THE ADOPTION OF FIN 46

(Stated in thousands of dollars except for per share data)

	Fiscal 2003
	Third Qtr. As filed	Third Qtr. Adjusted	Difference
Net sales	$74,434	$79,433	$4,999
Cost of sales	58,797	59,598	801

Gross profit	15,637	19,835	4,198

Selling, general and administrative	15,037	19,713	4,676
Restructuring and impaired fixed asset charges	—	—	—

Income from operations	600	122	(478)

Other income, net	1,289	1,767	478

Income before income taxes and cumulative effect of accounting change	1,889	1,889	—
Income tax provision	(332)	(332)	—

Income before cumulative effect of accounting change	1,557	1,557	—

Cumulative effect of accounting change, net of income tax	—	—	—

Net income	$1,557	$1,557	$—

Basic earnings per share:
Income before cumulative effect of accounting change	$0.13	$0.13	$—
Cumulative effect of accounting change	—	—	—

Net income per share	$0.13	$0.13	$—

Diluted earnings per share:
Income (loss) before cumulative effect of accounting change	$0.13	$0.13	$—
Cumulative effect of accounting change	—	—	—

Net income per share	$0.13	$0.13	$—